Exhibit 99.1

J. ALEXANDER’S ANNOUNCES PRELIMINARY RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

J. Alexander’s Disinterested Shareholders Do Not Approve Proposal Related to

Acquisition of Ninety Nine Restaurant & Pub

J. Alexander’s Remains Focused on Long-Term Growth

J. Alexander’s Announces Preliminary Unaudited Sales Results for the Fiscal Year and Quarter Ended December 31, 2017

NASHVILLE, Tenn., February 1, 2018 – J. Alexander’s Holdings, Inc. (NYSE: JAX) (“J. Alexander’s” or the “Company”) today announced results of the Special Meeting of Shareholders, held on January 30, 2018 and adjourned and reconvened on February 1, 2018 at 2:00 pm central at the Loews Vanderbilt Hotel in Nashville, Tennessee, to vote on the proposed acquisition of 99 Restaurants, LLC (“99 Restaurants”). J. Alexander’s received the requisite number of votes to approve Proposal 1 (shareholder approval of the merger agreement), Proposal 3a (shareholder approval of the reclassification charter amendment), Proposal 3b (shareholder approval of the authorized shares amendment) and Proposal 5 (shareholder approval of the adjournment proposal), but did not receive the requisite number of votes to approve Proposal 2 (disinterested shareholder approval). Therefore, J. Alexander’s expects that the merger agreement will be terminated. The vote is subject to certification by the Independent Inspector of Election.

Lonnie J. Stout, President and Chief Executive Officer of J. Alexander’s, said: “We appreciate the level of shareholder engagement that we experienced in connection with the proposed transaction. Approximately 90% of the outstanding shares were voted by our shareholders. In particular, we are grateful for the support we received, including from some of our largest shareholders. Further, the safeguards that our board put in place with respect to the transactions, and the requirement of the separate vote of the disinterested shareholders, served their intended purpose, allowing the disinterested shareholders to have the final decision.”

Stout continued: “While we are disappointed that shareholders did not approve this transaction, we are confident in our overall strategy, our strong culture and our ability to deliver value to shareholders. Looking forward, we remain focused on growing our business, strengthening our competitive position and enhancing our current restaurant concepts.”

“We are also enthusiastic about executing on our organic growth strategies within our current concepts, including an additional J. Alexander’s restaurant that will open in King of Prussia, Pennsylvania, and a new Stoney River restaurant in Troy, Michigan, both of which will open later this year.”

J. Alexander’s also announced its preliminary unaudited sales results for the fiscal year and quarter ended December 31, 2017. For the J. Alexander’s Restaurant/Grills restaurants, preliminary results are as follows: average weekly same store sales increased by 2.3% to $117,200 for the quarter ended December 31, 2017 and increased by 3.0% to $114,500 for the fiscal year ended December 31, 2017. For the Stoney River Steakhouse and Grill restaurants, preliminary results are as follows: average weekly same store sales increased by 7.3% to $85,100 for the quarter ended December 31, 2017 and increased by 3.8% to $74,700 for the fiscal year ended December 31, 2017. For the quarter ended December 31, 2017, J. Alexander’s unaudited preliminary net sales are $61,338,000, up 7.0% from the $57,323,000 reported for the quarter ended January 1, 2017. For the fiscal year ended December 31, 2017, J. Alexander’s unaudited preliminary net sales are $233,255,000, up 6.2% from the $219,582,000 reported for the fiscal year ended January 1, 2017.

About J. Alexander’s

J. Alexander’s Holdings, Inc. is a collection of boutique restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The company presently owns and operates the following concepts: J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill. J. Alexander’s Holdings, Inc. has its headquarters in Nashville, Tennessee. To learn more about J. Alexander’s, please visit www.jalexandersholdings.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The preliminary sales figures in this release are unaudited and are estimates. They represent the most current information available to management, as the Company’s financial closing procedures for the quarter and year ended December 31, 2017 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the period, and the Company’s actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments, audit procedures and other developments arising between now and the time that the Company’s financial results for the period are finalized.

The information set forth in this release contains forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “estimate,” “expect” and other similar terms and phrases, and such forward-looking statements include, but are not limited to, the statements regarding the Company’s unaudited preliminary estimates of the sales results for the quarter and year ended December 31, 2017 and statements regarding future development plans. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to, the finalization of the Company’s financial statements for the year December 31, 2017, development risks, and other risks described in our Annual Report on Form 10-K for the year ended January 1, 2017, and our other filings. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statement made herein for any reason or to conform the statement to actual results or changes in the Company’s expectations.

Contact

J. Alexander’s Holdings, Inc.

Mark A. Parkey

615-269-1900

Sard Verbinnen & Co

Patrick Scanlan/Danya Al-Qattan

212-687-8080